As filed with the Securities and Exchange Commission on November 25, 1998.

                                               Registration No. 333- _______


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      TRANSACTION SYSTEMS ARCHITECTS, INC.
                  (Exact name of registrant as specified in its
                                    charter)

                               Delaware 47-0772104
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                  224 South 108th Ave., Omaha, Nebraska 68154
               (Address of Principal Executive Offices) (Zip Code)


                 Transaction Systems Architects, Inc. Deferred
                               Compensation Plan
                            (Full title of the plan)

                 David P. Stokes, General Counsel and Secretary
                      Transaction Systems Architects, Inc.
                          224 South 108th Ave., Omaha,
                                 Nebraska 68154
                     (Name and address of agent for service)

                                 (402) 334-5101
                (Telephone number, including area code, of agent
                                  for service)


                         Calculation of Registration Fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
  Title of securities        Amount to be             Proposed               Proposed               Amount of
   to be registered           registered          maximum offering            maximum           Registration fee
                                                   price per unit       aggregate offering
                                                                             price(1)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Transaction Systems          $30,000,000                100%                $30,000,000              $8,340
Architects, Inc.
Deferred Compensation
Plan Obligations(2)


(1)      Estimated solely for the purpose of determining the registration fee.

(2) The Transaction Systems Architects, Inc. Deferred Compensation Plan obligations are unsecured obligations of Transaction Systems Architects, Inc. to pay deferred compensation in the future in accordance with the Transaction Systems Architects, Inc. Deferred Compensation Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation of Documents by Reference

         The documents listed in (a) through (c) below are incorporated by reference in this registration statement and all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

         (a)      The  registrant's  latest  annual  report  filed  pursuant  to section 13(a) or 15(d) of the Exchange Act.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

         (c) The description of the class of securities contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.


Description of Securities

         Under the Transaction Systems Architects, Inc. Deferred Compensation Plan (the "Plan"), certain management and highly compensated employees of Transaction Systems Architects, Inc. (the "Company") and certain of its subsidiaries may defer a portion of their base salary and variable compensation (including without limitation bonus amounts, management incentive compensation and commissions).

         Amounts deferred by a participant under the Plan will be credited by book entry to the participant's deferral contribution account. The Plan permits the Company to make discretionary contributions to an employer contribution account maintained for each Plan participant. The value of a participant's accounts will be based on the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals or discretionary contributions by the Company actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. A Benefits Committee appointed by the Board of Directors of the Company has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan.

     The obligations of the Company under the Plan (the "Obligations") are unsecured general obligations to pay in the future the value of the vested deferred compensation accounts adjusted to reflect the performance of the selected measurement investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency.

         The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Company may establish a trust to hold assets to be used for payment of Obligations. The assets held by such trust will be subject to the claims of the Company's general creditors.

         Obligations are generally payable under the Plan upon (i) termination of employment, (ii) death, (iii) a determination by the Benefits Committee that a participant has suffered a financial hardship, (iv) the election of a participant (subject to a 10% withdrawal penalty), and (v) at the election of the participant, January of any year designated by the participant beginning after the third anniversary of a participant's deferral.

         The   Obligations   cannot   be   assigned,   alienated,   pledged   or
encumbered. The Obligations are not convertible into any security of the Company.

         The Company may amend the Plan from time to time, except that no such amendment may reduce the value of a participant's vested account balances to less than the amount (as subsequently adjusted for earnings and losses) he would be entitled to receive if he had resigned on the day of the amendment.


Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law provides for the indemnification of officers and directors, subject to certain limitations. The Certificate of Incorporation of the registrant expressly provides for indemnification of an officer or director made a party or threatened to be made a party to proceedings by reason of the fact that such person was an officer or director. The Certificate of Incorporation also authorizes the registrant to maintain officer and director liability insurance, and such a policy is currently in effect.


Exhibits

    4.1    Transaction Systems Architects, Inc. Deferred Compensation Plan

    4.2 Transaction Systems Architects, Inc. Deferred Compensation Plan Trust Agreement

    5      Opinion of Legal Counsel

   23      Consent of Arthur Andersen LLP

   24      Power of Attorney (contained in signature page)


Undertakings

         (a)      The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3.       To  remove  from   registration  by  means  of  post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this
Registration   Statement  to  be  signed  on  its  behalf  by  the  undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 20, 1998.


                                            TRANSACTION SYSTEMS ARCHITECTS, INC.


                                            By:      /s/  William E. Fisher
                                                -------------------------------
                                              William E. Fisher, Chief Executive
                                              Officer, President and Director





                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Transaction Systems Architects, Inc., hereby severally and individually constitute and appoint William E. Fisher, Gregory J. Duman, and Dwight G. Hanson, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                              Title                          Date
-------------------------  -------------------------  --------------------------

/s/ William E. Fisher      Chief Executive Officer,           November  20, 1998
-------------------------  President and Director
    William E. Fisher      (Principal Executive Officer)


/s/ Gregory J. Duman       Chief Financial Officer            November  20, 1998
-------------------------  (Principal Financial Officer)
    Gregory J. Duman


/s/ Dwight G. Hanson       Vice President                     November  20, 1998
-------------------------  (Principal Accounting Officer)
    Dwight G. Hanson


/s/ David C. Russell       Director                           November  20, 1998
-------------------------
    David C. Russell


/s/ Promod Haque           Director                           November  20, 1998
-------------------------
    Promod Haque


/s/ Charles E. Noell, III  Director                           November  20, 1998
-------------------------
    Charles E. Noell, III


/s/ Jim D. Kever           Director                           November  20, 1998
-------------------------
    Jim D. Kever


/s/ Larry G. Fendley       Director                           November  20, 1998
-------------------------
    Larry G. Fendley


                                  EXHIBIT INDEX



Exhibit No.                Description
-----------                -----------
    4.1                    Transaction   Systems   Architects,   Inc.   Deferred
                           Compensation Plan

    4.2                    Transaction   Systems   Architects,   Inc.   Deferred
                           Compensation Plan Trust Agreement

    5                      Opinion of Legal Counsel

   23                      Consent of Arthur Andersen LLP

   24                      Power of Attorney (contained in signature page)